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                                                                    Exhibit 10.6

[XXXXX] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


                  FORM OF PHARMACY BENEFIT MANAGEMENT AGREEMENT

         This Agreement is hereby made this __________ day of ________________, 2003 by and between CareCard, Inc. ("CareCard") and Genesis HealthCare Corporation ("GHC") (the "Agreement").

         WHEREAS, GHC provides as part of an employee benefit plan ("Plan") pharmaceutical benefits for its eligible employees and retirees and the eligible dependents of such employees and retirees ("Participants");

         WHEREAS, CareCard has developed a proprietary system for the delivery of a prescription drug benefit program ("CareCard Program"), including but not limited to, retail and mail pharmacy services;

         WHEREAS, the CareCard Program provides access to a network of pharmacies;

         WHEREAS, GHC wishes to implement the CareCard Program to provide the Plan's pharmaceutical benefits for GHC's Participants; and

         WHEREAS, CareCard wishes to provide its CareCard Program to GHC's Plan.

         NOW, THEREFORE, in consideration of the premises, covenants, promises and agreements contained herein, the Parties agree as follows:

I. DEFINITIONS

     1.1 Average Wholesale Price ("AWP") shall mean the price for a pharmaceutical, as established by a pharmaceutical database supplier such as First Date Bank, Redbook, Medispan or other nationally recognized pricing source as determined by CareCard. Under the Retail Pharmacy Program (as defined below), AWP is based on the package size submitted. Under the Mail Service Program (as defined below), AWP is based on package sizes of 100 units for capsules and tablets and 16 oz. quantities for liquids (or smaller quantities if such quantities are unavailable), and all other Covered Prescriptions (as defined below) will be priced as individual units or smallest size available.

     1.2 Covered Prescriptions shall mean the pharmaceuticals covered for payment by the Plan Design (as defined below) pursuant to the terms of the prescription benefits under GHC's Plan as set forth in Appendix I. This includes initial and authorized refill prescriptions.

     1.3 CareCard Network Pharmacy ("CNP") shall mean singularly or in the aggregate, an independently licensed pharmacy or pharmacy organization, including NeighborCare Pharmacies and its affiliates, that have entered into an agreement with CareCard under which the pharmacy agrees to provide services for CareCard clients such as GHC.


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     1.4   Participants shall mean all of GHC's eligible employees and/or retirees and such employee's and/or retiree's eligible dependents who are entitled under GHC's Plan to receive Covered Prescription benefits.

     1.5 CareCard Charge shall mean the per prescription price to be paid to CareCard by GHC for each covered prescription dispensed as specified in Appendix II to a participant by CNP.

     1.6 Co-payment shall mean the amount which Participants must pay at the time of the transaction for each Covered Prescription refill as dispensed by CNP for each of GHC's eligible groups as specified in Appendix III.

     1.7 Dispense As Written or DAW shall mean a prescription stating that only the "brand name", non-generic version of a specific pharmaceutical should be dispensed to fill such prescription.

     1.8 Generic shall mean those pharmaceuticals for which patent protection has expired and which are available from multiple manufacturer or distributor sources in addition to the innovator.

     1.9 Plan Design shall mean CareCard Program drug coverage, days supply limitation, Co-payment, formulary (including formulary drug selection and relative cost indication) and other CareCard Program specifications applicable to the CareCard Program set forth in this Agreement or otherwise agreed to, in writing, between the parties.

     1.10 Retail Pharmacy Program shall mean the program in which Participants may purchase Covered Prescriptions from a CNP upon verification of CareCard Program eligibility and payment of the applicable Co-payment, and the claim is submitted by the CNP to CareCard, or its designee, for payment in accordance with this Agreement and the applicable CareCard Participating Pharmacy Agreement.

     1.11 Mail Service Program shall mean the program in which Participants may submit a prescription along with the applicable Co-payment to CareCard, or its designee, for dispensing via mail service.

II. DUTIES AND RESPONSIBILITIES OF CARECARD

     2.1 Network. CareCard will establish and maintain a network consisting of CNP to provide Covered Prescriptions to Participants through the Retail Pharmacy Program and the Mail Service Program.

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     2.2 Pharmacy Benefit Services. Upon a Participant's presentation of a
CareCard/GHC identification card, CNP will dispense medication and provide Covered Prescriptions in accordance with customary dispensing procedures and the requirements of this Agreement. CareCard reserves the right to perform its obligations under this Agreement in accordance with the professional judgment of CNP's pharmacists as long as said judgment is in accordance with local standards of professional pharmacy practice, and applicable federal, state, local law or regulation governing the professional practice or conduct of pharmacists.

     2.3 Pharmacy Compliance Audit Program. If CNP is found to be out of compliance with the Plan, CareCard will conduct an investigation and/or an audit or review and, if appropriate, obtain monetary recovery on behalf of the plan GHC.

     2.4 Member Services. CareCard will provide telephone support to Participants to assist Participants with eligibility, verification and answer questions concerning reimbursement, location of CNP, Covered Pharmacy benefits and other Participant questions.

     2.5 Drug Utilization Review Services. CareCard will perform drug utilization reviews for GHC, including creating and updating a GHC-specific drug utilization master file, identifying high risk drug therapy utilizers, reviewing high risk profiles and issuing risk alert letters to physicians, when appropriate, after discussions with and at the request of the Plan GHC.

     2.6 Claims Data Retention Confidentiality. CareCard will maintain the Claims data supporting the monthly statements for Covered Prescriptions dispensed by CNP during the term of this agreement and for a period of 6 months thereafter. During such period, CareCard will, upon GHC's request, provide all such data to GHC in a format determined by CareCard and also use its best efforts to cooperate with GHC for purposes of meeting its plan-related reporting obligations under applicable law. Thereafter, CareCard shall have no further responsibility for such data. CareCard and GHC understand and agree that Participant-specific prescription information shall remain confidential.

     2.7 GHC's Audit. Subject to CareCard's audit requirements and Participants' medical record confidentiality requirements, the claims data referred to in
Section 2.6 above shall remain accessible for audit by GHC's designated auditor. Such audit shall be conducted during normal business hours, upon 30 days prior written notice, for the effective term of this Agreement and a 6 month period thereafter. CareCard shall supply a data tape in CareCard's format.

     2.8 Claims Administration Services. CareCard will provide the claims administration services as set forth in this Agreement for Covered Prescriptions dispensed by CNP.

     2.9 Participating Pharmacy List. CareCard will provide GHC with a listing of participating CNP for dissemination to Participants.

     2.10 Identification Cards. CareCard will provide GHC with CareCard identification cards for dissemination to Participants. Such cards are to be used by Participants for Covered Prescriptions at CNP.

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III. DUTIES AND RESPONSIBILITIES OF GHC

     3.1 Eligibility. GHC shall furnish, on a weekly basis, eligibility data to CareCard in a format acceptable to CareCard, identifying all eligible Participants for the next subsequent month, specifying separately (a) all persons to be added to eligible Participants and (b) all persons to be deleted from eligible Participants. Such eligibility data shall include, if applicable, information concerning other pharmacy benefit plans under which any Participant is also entitled to receive prescription drug benefits. GHC agrees that CareCard may act in reliance upon the accuracy of all data received from GHC under this
Section 3.1. GHC also agrees that it will pay for covered Prescriptions dispensed to any individual who has been listed, named or otherwise presented to CareCard as an eligible Participant by an authorized representative of the GHC.

     3.2 Participant Co-payment. GHC's Plan shall state that if the Plan requires any co-payment the Participants are required to pay, at the time of purchase, any co-payment to the CNP for each Covered Prescription.

IV. CARECARD COMPENSATION

     4.1 Compensation to CareCard GHC shall pay CareCard as set forth in Appendices I, II and III.

     4.2 Payment Terms/Invoices.

         4.2.1 GHC will pay for any Services obtained for its own account, or for any Services for which GHC is responsible for payment, within two (2) days of receipt of an invoice from CareCard by wire transfer, electronic debit or other method approved by CareCard in writing. Any invoice not fully paid within two (2) days of receipt of an invoice from CareCard will accrue interest at the rate of 1.5% per month, provided that, in no event will interest be charged in excess of the amount permitted by applicable law. GHC agrees to reimburse CareCard for any and all costs incurred to collect payment from the GHC, including, without limitation, reasonable attorneys' fees. Amounts due to CareCard by GHC under these payment provisions are due in full regardless of the GHC's ability to bill or collect from another payment source.

         4.2.2 The GHC will notify CareCard, in writing, within one (1) day of receipt of the CareCard invoice indicating any amounts in dispute. In the event of any dispute arising from any claim or bill submitted by CareCard, CareCard will have access to all reasonable and necessary documents and records that would, in the discretion of CareCard, tend to sustain its claim.

V. TERM AND TERMINATION

     5.1 Term. The term of this Agreement will commence on the date first written above and continue until December 31, 2004 ("Initial Term"). This Agreement may be extended for an additional three (3) year term upon the mutual agreement of the parties ("Renewal Term"). The parties will meet, in good faith, to negotiate the terms of the Renewal Term, if any, at least one hundred and twenty (120) days prior to the expiration of the Initial Term. If the parties cannot reach agreement to a Renewal Term, this Agreement will terminate at the expiration of the Initial Term.

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     5.2 Material Breach.

         5.2.1 If CareCard or GHC fails to keep, observe or perform any material covenant, agreement, term or provision of this Agreement (a "Material Breach"), and such Material Breach continues for a period of forty-five (45) days after written notice by the non-defaulting party specifying the Material Breach and requesting that the Material Breach be cured, the non-defaulting party may terminate this Agreement as to the particular services with respect to which the defaulting party is in default only, at the non-defaulting party's discretion, upon thirty (30) days further written notice to the other party, provided however, that if the defaulting party has commenced cure within such forty-five
(45) day period, and is diligently pursuing such cure, then the right to give such thirty (30) day notice of termination will be suspended for the time reasonably necessary to effect such cure.

         5.2.2 Notwithstanding the foregoing, with respect to monetary defaults of GHC, if GHC fails to make any payment to CareCard on or before the date due, CareCard may terminate this Agreement either in its entirety or as to the particular services for which GHC is in default, at CareCard's discretion upon twenty (20) days written notice to GHC, provided, however, that if GHC pays all past due invoices during such twenty (20) day period, CareCard's termination of this Agreement may be revoked by GHC upon written notice to CareCard.

     5.3 Other Terminations.

         5.3.1 CareCard will have the right to terminate this agreement either in its entirety or as to the particular services for which GHC is in default, at CareCard's discretion: (a) immediately, if any license, permit or approval required for the operation of the GHC cannot be obtained or is at any time suspended; or (b) immediately, in the event of voluntary or involuntary bankruptcy or similar insolvency actions by or against the GHC.

         5.3.2 CareCard recognizes GHC's right to establish administrative policies and procedures with respect to the GHC and agrees to be bound by them, so long as such policies and procedures are reasonable and adopted in good faith, and CareCard is provided advance written notice and an opportunity to comply with them. GHC will consult with CareCard concerning any policies and procedures, or proposed changes thereto, which would significantly affect CareCard (i.e. would materially change the terms of this Agreement or would have an adverse effect on CareCard) (an "Adverse Policy"). Following such consultation, in the event an Adverse Policy is implemented, CareCard may, at its option, terminate this Agreement either in its entirety or as to the particular services to which the Adverse Policy relates, at CareCard's discretion, upon thirty (30) days written notice to GHC.

     5.4 Obligations Upon Termination or Expiration.

         5.4.1 Termination of this Agreement will not affect the rights and obligations of the parties arising out of any Services performed prior to the effective date of such termination. Upon any termination of this Agreement for any reason whatsoever, GHC will be entitled to cancel any order then outstanding and for reasonable cancellation charges incurred by CareCard.

                                       5
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         5.4.2 GHC acknowledges that after notice of termination has been given by either party, for any reason whatsoever, and even if such notice is subject to revocation or cure, it is the sole duty of GHC to promptly notify residents of GHC of the termination, and to arrange to provide alternative products and services to residents of the GHC to whom Services were provided by CareCard, without interruption of medically necessary services. GHC agrees to indemnify CareCard from any injury or damage that may result to any person or property, by or from any act or omission by GHC in connection with its responsibilities under this section 5.4.

         5.4.3 Within five (5) days following termination, at a time and place to be mutually agreed, GHC and CareCard will meet to resolve outstanding balances due to CareCard and other issues with respect to termination. GHC acknowledges that if it refuses to participate in such meeting, all amounts determined by CareCard as due from GHC, as evidenced by invoices delivered by CareCard to GHC, will be deemed to be correct. All amounts payable to CareCard from GHC under this Agreement or otherwise will be due and payable to CareCard ten (10) days following termination.

VI. MINIMUM ENROLLMENT

     6.1 During the term of this Agreement, GHC agrees to enroll all employees of GHC participating in a GHC self-insured health plan in the CareCard Program. If , on the date of this Agreement, any other health plan offered to GHC employees offers the Carecard Program as an option of the health plan, GHC will continue to offer the CareCard Program as an option to those GHC employees.

VII. MISCELLANEOUS

     7.1 Representations, Warranties and Covenants. GHC and CareCard hereby represent, warrant and covenant to each other that as of the date of this Agreement, and for the entire term and any renewal hereof:

         7.1.1 Each party is a duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite legal power, licenses, certifications and permits to enter into this Agreement and to perform its obligations hereunder.

         7.1.2 This Agreement has been duly executed and delivered by each and is the legal, valid and binding obligation of each, fully enforceable against each in accordance with its terms. Neither is party to any contract, agreement or obligation that would prevent or hinder it from entering into this Agreement or performing its duties hereunder; nor is any approval or consent of any person, firm or other entity required to be obtained for the authorization or execution of this Agreement or the performance of duties hereunder.

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         7.1.3 With respect to any federal health care program as defined in section 1128B of the Social Security Act (42 U.S.C. 1320a-7b(f)) and physician anti-self referral statutes (42 U.S.C. ss. 1395nn or any State health care program as defined in section 1128B of the Social Security Act (42 U.S.C. 1320a-7b(h)) (collectively, the "Programs"), neither party, nor any individual with a direct or indirect ownership or control interest of five percent (5%) or more of such party, nor any director, officer, or employee of such party; has ever been debarred, suspended or excluded from any Program. Each party covenants to immediately notify the other in writing if this representation is no longer true. This transaction is not intended to, nor does it, require any party to violate the federal anti-kickback or physician anti-self referral laws, and this transaction shall not be interpreted to:

              (a) require CareCard, or any partner, shareholder, employee or independent shareholder of CareCard, to make referrals to GHC, be in a position to make or influence referrals to GHC, or otherwise generate business for GHC or to reward CareCard or any partners, shareholders, employees or independent contractors of CareCard, for making such referrals; or

              (b) restrict CareCard, or any partner, shareholder, employee or independent contractor of CareCard, from establishing medical staff privileges at, referring any patient to, or otherwise generating any business for any other skilled nursing GHC or other health care GHC.

     7.2. Independent Contractor. In performing the services hereunder, the parties acknowledge and agree that CareCard is acting as an independent contractor and not as the agent, partner or employee of GHC. This Agreement will not create a joint venture, partnership or other joint business relationship. Neither party has authority to bind the other to any third party or otherwise to act in any way as the representative of the other. As an independent contractor, CareCard is not exclusively limited to performing Services for GHC and is entitled to provide Services for parties other than the GHC.

     7.3. Insurance. CareCard and GHC agree to maintain during the term of this
Agreement: (a) professional and general liability coverage in minimum amounts of one million dollars per occurrence, and three million dollars in the aggregate;
(b) excess liability coverage in minimum amounts of five million dollars per occurrence, and five million dollars in the aggregate. Either party shall promptly notify the other of any cancellation, reduction or other material change in the amount or scope of any coverage(s) required under this paragraph.

     7.4 Indemnification; Warranties.

         7.4.1 CareCard will indemnify and hold harmless GHC, its officers, directors, agents or employees and each of them from and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, expenses, including reasonable attorney's fees, in law or in equity, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to the gross negligence or willful misconduct of CareCard in connection with this Agreement, except to the extent attributable to the gross negligence or willful misconduct of GHC, its officers, directors, agents or employees.

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         7.4.2 GHC will indemnify and hold harmless CareCard and its officers, directors, agents or employees and each of them, from and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, expenses, including reasonable attorney's fees, in law or in equity, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to the gross negligence or willful misconduct of GHC in connection with this Agreement, except to the extent attributable to the gross negligence or willful misconduct of CareCard, its officers, directors, agents or employees.

         7.4.3 CARECARD MAKES NO WARRANTIES WHATSOEVER HEREUNDER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PRODUCTS PROVIDED HEREUNDER. GHC AGREES TO RELY SOLELY UPON THE DESCRIPTIONS AND WARRANTIES CONTAINED ON THE PRODUCTS SOLD, RENTED OR PROVIDED PURSUANT HERETO AND TO ENFORCE ALL SUCH WARRANTIES SOLELY AGAINST THE MANUFACTURER OF SUCH PRODUCTS. GHC ACKNOWLEDGES AND AGREES THAT CARECARD IS NOT THE MANUFACTURER OF ANY PRODUCTS SOLD, RENTED OR PROVIDED PURSUANT HERETO.

         7.4.4 Sections 7.4.1 through 7.4.3 will survive termination of this Agreement and completion of the parties' duties under this Agreement.

     7.5 Confidentiality. It is expressly understood that CareCard may utilize certain proprietary systems (electronic or manual), methods, procedures, written materials (such as policy manuals) and other information developed by CareCard ("Confidential Information"). Such Confidential Information will remain the property of CareCard and GHC will not, at any time, unless prior written approval is obtained from CareCard, utilize, distribute, copy, disclose to any third party or otherwise employ or acquire such Confidential Information except in the performance of GHC's obligations under this Agreement. GHC also agrees that it will not disclose CareCard's rates to any third party, except to the extent required by law. GHC hereby acknowledges that if any breach of this section occurs, CareCard would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, in addition to any other remedy to which it may be entitled in law or in equity, CareCard will be entitled to an injunction or injunctions to prevent breaches and/or to compel specific performance of this section, and GHC will not oppose the granting of such relief on the basis that monetary damages are adequate. GHC also agrees to reimburse CareCard for all costs and expenses, including reasonable attorney's fees, incurred by it in enforcing GHC's obligations under this section.

     7.6 Notices. Any notice, request, demand, consent, approval of other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given (i) upon actual delivery, if delivery is by hand, or (ii) upon receipt if delivery is by telecopier, or (iii) the first business day following delivery to any nationally recognized overnight delivery service, or (iv) five (5) days after it is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested. Each such notice shall be sent to the respective parties at the addresses indicated below:

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If to CareCard:            CareCard, Inc.
                           7 East Lee Street
                           Baltimore, MD 21202
                           Attention: Bob Smith

with a copy to:            CareCard, Inc.
                           (See above address)
                           Attention: Law Department

If to GHC:                 Genesis HealthCare Corporation
                           101 East State Street
                           Kennett Square, PA 19348
                           Attention: George Hager

Any party may change its address for purposes of this section by giving the other party's ten (10) days prior written notice in accordance with this section.

     7.7 Civil Rights. CareCard and GHC agree to comply with the Civil Rights Act of 1964 which prohibits discrimination based on race, sex, national origin, age, color or handicap.

     7.8 Books and Records.

         7.8.1 Access to Books and Records. Pursuant to Section 1395X(v)(1)(I) of Title 42 of the United States Code and applicable rules and regulations thereunder, until the expiration of four (4) years after the termination of this Agreement, CareCard shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services, the Comptroller General of the United States General Accounting Office, or the applicable state agencies or departments, or any of their duly authorized representatives a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by CareCard under this Agreement. CareCard further agrees that in the event it carries out any of its duties under this Agreement through a subcontract with a value or cost of Ten Thousand Dollars ($10,000) or more over a 12 month period, such subcontract shall contain a clause identical to that contained in the first sentence of this Section.

         7.8.2 Ownership and Retention of Records. Except as otherwise provided in this Agreement (including the applicable exhibits), all documents considered to be part of residents' medical record will be and remain the property of GHC and upon termination of this Agreement, any original items in CareCard's possession will be delivered to GHC. CareCard will be entitled to maintain a copy of the records unless otherwise prohibited by federal or state law. CareCard and GHC agree to maintain all books and records in sufficient detail and for such a period of time as required by federal and state regulations.

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         7.8.3 Availability of Records. During the term of this Agreement and following expiration or termination of this Agreement for any reason whatsoever, in accordance with applicable laws, GHC agrees to make available to CareCard all resident records and other relevant information requested in connection with the performance of the Services.

         7.8.4 Audit Notification. If GHC is required to disclose books, documents, or records pursuant to this provision for purpose of an audit, GHC shall notify CareCard of the nature and scope of such request and GHC shall make available, upon the written request of CareCard, all such books, documents or records, during regular business hours of GHC.

         7.8.5 Rights. This paragraph pertains solely to the maintenance and disclosure of specified records and shall have no effect on the right of the parties to the Agreement to make assignments or deletions.

     7.9 Assignment; Binding Effect; Subcontracting.

         Neither CareCard nor GHC may assign this Agreement to any other person or entity without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, CareCard may assign this Agreement upon prior written notice to GHC but without GHC's consent if the proposed assignee is a "Qualified Provider," defined as a provider which provides service and/or quality levels at least comparable to those currently provided by CareCard.

     7.10 Amendments and Waivers. This Agreement may be amended, modified or varied only by agreement in writing, duly executed by the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought. The waiver of any breach of any term or condition of this Agreement will not be deemed to constitute the continuing waiver of the same or any other term or condition.

     7.11 Governing Law. This Agreement will be deemed to have been made in and its validity and interpretation will be governed by and construed under the laws of Maryland, without regard to the conflict-of law rules of Maryland or any other state.

     7.12. Jurisdiction. Any and all disputes arising under or related to the Agreement will be subject exclusively to the jurisdiction of the appropriate state court in Maryland, Baltimore County or federal court in the U.S. District Court of Maryland, Northern Division.

     7.13 Headings. The captions herein have been inserted solely for convenience of reference and will not constitute a part of this Agreement, nor will they affect the meaning, construction or effect of this Agreement.

     7.14 Entire Agreement. This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties with respect to the subject matter of this Agreement.

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     7.15 Severability. Subject to section 5.19 hereof, if any provision of this
Agreement or the application thereof to any person or situation will, to any extent, be held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it will have been held invalid or unenforceable, will not be affected thereby, but will continue valid and enforceable to the fullest extent permitted by law.

     7.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but together will constitute one and the same instrument.

     7.17 Force Majeure. If either party fails to perform its obligations hereunder (except for the obligation to pay money) because of strikes, accidents, acts of God, weather conditions, or action or inaction of any government body or other proper authority or other causes beyond its control, then such failure to perform will not be deemed a default hereunder and will be excused without penalty until such time as said party is capable of performing.

     7.18 Fair Market Value. The amounts to be paid to CareCard hereunder have been determined by the parties through good faith and arms-length bargaining to be the fair market value of the services to be rendered hereunder. No amount paid or to be paid hereunder is intended to be, nor will it be construed as, an offer, inducement or payment, whether directly or indirectly, overtly or covertly, for the referral of patients by GHC to CareCard, or by CareCard to GHC, or for the recommending or arranging of the purchase, lease or order of any item or service. For purposes of this section, CareCard and GHC will include each such entity and any affiliate thereof. No referrals are required under this Agreement.

     7.19 Change in Law. Notwithstanding anything to the contrary contained in this Agreement, in the event that any Medicare and/or Medicaid law, rule, regulation or payment policy, or any other applicable law or regulation, or any interpretation thereof, at any time, is modified, implemented, threatened to be implemented, or determined to prohibit, restrict or in any way materially change the terms of this Agreement, or by virtue of the existence of this Agreement has or will have a material adverse effect on either party, then CareCard and GHC agree to negotiate in good faith to amend this Agreement in a manner consistent with such change and the intent of the parties. If the parties cannot agree on appropriate amendments to this Agreement in accordance with this Section 7.19, the parties agree to submit the matter to arbitration by the American Arbitration Association, in accordance with its Commercial Arbitration Rules, and the decision of such arbitration shall be binding upon CareCard and GHC.

     7.20 Plan Design. The CareCard Program pricing terms set forth in this Agreement are based upon the Plan Designs, Minimum Enrollment and CareCard Program specifications agreed to between the parties as reflected in this Agreement and as otherwise hereafter agreed to by the parties in writing. Any modification of the Plan Design or CareCard Program specifications, or failure to maintain Minimum Enrollment, may result in a retroactive modification by CareCard of the CareCard Program pricing terms. GHC will provide Participants with at least thirty (30) days prior notice of approved Plan Design changes.

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     7.21 Interpretation of Plan. GHC will not name or represent that CareCard is, or will not be, a Plan Administrator or a named fiduciary of GHC's prescription drug benefit plan, as those terms are used in the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. ss.ss. 1001 et seq., and the regulations promulgated under ERISA. GHC will have complete discretionary, binding and final authority to construe the terms of the plan, to interpret ambiguous plan language, to make factual determinations regarding the payment of claims or provisions of benefits, to review denied claims and to resolve complaints by Participants.

     7.22 Tax. Any sales, use or other tax imposed on items dispensed, or services provided hereunder, will be the sole responsibility of GHC.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Agreement as of the day and year first written above.

CARECARD, INC.:

____________________________
Name:  John Arlotta
Title:   Chief Executive Officer

GENESIS HEALTHCARE CORPORATION:


_____________________________
Name:    George Hager
Title:   Chief Executive Officer

Appendix I

Welcome!
The Preferred Prescription Plan for GENESIS HEALTHCARE CORPORATION Employees is administered by CareCard, a division of NeighborCaresM. CareCard has chosen Medco Health to manage your prescription drug benefits. Medco Health is the nation's leading prescription drug benefit manager, helping to serve the prescription needs of over 65 million Americans. We have developed this brochure to make your prescription drug benefits easy to use and understand.

Whether you get your medications through the Medco Health network of participating retail pharmacies or through the Medco Health Home Delivery Pharmacy Service(TM), you can confidently rely upon Medco Health's clinical expertise and state-of-the-art technology.

Table of contents
Your prescription drug benefits..............................................1
The Medco Health Home Delivery Pharmacy Service(TM)........................2-5
Your retail network pharmacy service.........................................6
The Medco Health website.....................................................7
How to reach us.....................................................Back cover

Your prescription drug benefits*

The Medco Health Home Delivery Pharmacy Service

o You can get up to a 90-day supply of medication.
o You pay a $15 co-payment for generic drugs.
o You pay a $30 co-payment for plan-preferred brand-name drugs (as explained in the description of your "formulary" below).
o You pay a $45 co-payment for brand-name drugs not preferred by your plan.

Retail network pharmacy service

o You can get up to a 34-day supply of medication.
o You pay a $15 co-payment for generic drugs.
o You pay a $30 co-payment for plan-preferred brand-name drugs (as explained in the description of your "formulary" below).
o You pay a $45 co-payment for brand-name drugs not preferred by your plan.

You may obtain a three month supply of oral contraceptives (birth control) per co-payment, as prescribed by your doctor. When there is a generic equivalent available for a brand-name drug, the generic will be dispensed for the normal co-payment, unless you request the brand and pay the difference between the brand and generic plan cost and the brand name co-payment.

Your Preferred Prescriptions(R) Formulary
Your prescription drug benefit plan includes a formulary which is a list of drugs that are preferred by your plan. This list includes a wide selection of drugs and is preferred because it offers you choice while helping keep the cost of your prescription drug benefit affordable. Each drug is approved by the Food and Drug Administration (FDA) and reviewed by an independent group of doctors and pharmacists for safety and efficacy The preferred drugs on the list help control rising drug costs. That's why you pay a lower co-payment when you doctor prescribes plan-preferred brand-name drugs or generics where available. We may remind your doctor when a plan-preferred drug is available as a possible alternative for a non-preferred drug. This may result in a change in your prescription. However, your doctor will always make the final decision on your medication. Ask your doctor whether a plan preferred or generic drug is right for you.

For more information about your formulary visit www.medcohealth.com or call 1-800-903-6215.

*This information is an overview of your plan sponsor's prescription drug benefit program. Please note that benefits and co-payments are subject to change by your plan sponsor

The Medco Health Home Delivery Pharmacy Service

The Medco Health Home Delivery Pharmacy Service offers you convenience and potential cost savings.

For your long-term prescription needs
If you need medication on an ongoing basis, such as you might need to treat asthma or diabetes, you can ask your doctor to prescribe up to a 90-day supply for home delivery, plus refills for up to 1 year. You will pay just one co-payment for each prescription or refill. Since you get a larger supply of medication when you fill a prescription through the Home Delivery Pharmacy Service than when you fill a prescription at a retail network pharmacy, you may save money.

With the Home Delivery Pharmacy Service:
o Your medications are dispensed by one of our home delivery pharmacies and delivered to your home.
o Medications are shipped by standard delivery at no additional cost to you. (Express shipping is available for an added charge.)
o You can order and track your prescriptions online at www.medcohealth.com, or you can telephone your order to us toll-free.
o Registered pharmacists are available around the clock for consultations.

Using the Home Delivery Pharmacy Service for the first time

Requesting a new prescription for home delivery is simple whether you're ordering by mail or fax. Just follow these steps:

By mail
Step 1: Ask your doctor to write a new prescription for up to a 90-day supply, plus refills (if appropriate) for up to 1 year.
Step 2: Mail the new prescription(s), along with the enclosed "Ordering Medications" form and the appropriate co-payment, to Medco Health in the return envelope. For more information, see "Paying for your medication" at the end of this section.

By fax:
Step 1: Ask your doctor to write a new prescription for up to a 90-day supply, plus refills (if appropriate) for up to 1 year. Give your doctor your member ID) number, which is on your prescription II) card.
Step 2: Ask your doctor to call 1 888 EASYRX1 (1-888-327-9791). We will give him or her directions for faxing your prescription to Medco Health. You will be billed later.

Online:
You can request new prescriptions online by visiting us at www.medcohealth.com.

Step 1: If you haven't already done so, take a few moments to register with us, making sure you let us know that you are a Medco Health plan member when prompted. Once you are registered, all you need to do when you return is log in using the e-mail address and password you created.
Step 2: Once you are registered and logged in, select the "My Benefits" tab at the top of the page. Then choose the "Order new prescriptions" link and follow the online instructions.

Your medication will be delivered to your home within 7 to 11 days after you mail your order. Orders placed via the Internet, telephone, or fax may be received even faster. Standard shipping is free.

Since your medication can take 7 to 11 days to be delivered, you should have at least a 14-day supply of that medication on hand to hold you over. If you do not have enough medication, you may need to ask your doctor for another prescription for a 14-day supply that you can fill at your local retail network pharmacy.

You can request additional Home Delivery Pharmacy Service order forms and envelopes through our website, www.medcohealth.com, or by calling 1 800 903-6215 24 hours a day, 7 days a week except Thanksgiving and Christmas.

Refilling your prescription

To make sure that you don't run out of your medication, remember to recorder 14 days before your medication runs out. You can find the refill date on the refill slip that comes with every order or on our website at www.medcohealth.com.

When it's time to refill your prescription, you have three options. Choose the one that's easiest for you:

Online:
o Log on to our website at www.medcohealth.com. if you are a first-time visitor, you will need to register online and create a password. The next time you visit, you will only need to enter your e-mail address and password.
o Have your member ID number (which is on your prescription ID card) and your prescription number for the medication you would like to refill handy.
o Follow the online instructions to complete your registration.
o Each time you log in, available prescription refills will be displayed in your personalized "My Page," as well as within your "My Prescriptions" center.

By telephone:
o Call 1-800-4REFILL (1 800 473-3455) and use the automated refill system.

o Please have your member ID number (which is on your prescription ID card), the prescription number, and your credit card number handy.

By mail:
o Use the refill and order forms that will accompany your initial prescription. Mail them with your co-payment to Medco Health in the return envelope.

Paying for your medication
You may pay by Visa(R), MasterCard(R), Discover(R)/NOVUS(R), American Express(R), or Diners Club(R), or by check or money order. if you prefer to pay for all of your orders by credit card, you may want to join our automatic payment program by calling 1-800-948-8779 or by enrolling online at www.medcohealth.com.

Please note: The pharmacist's judgment and dispensing restrictions, such as quantities allowable, govern certain controlled substances and other prescribed drugs. Federal law prohibits the return of dispensed controlled substances.

Your retail network pharmacy service

For your short term prescription needs
Your retail network pharmacy service is most convenient when you need a medication for a short period. For example, if you need an antibiotic to treat an infection, you can go to one of the many pharmacies that participate in our program and get your medication on the same day.

Filling short-term prescriptions can be fast and easy when you use one of our retail network pharmacies. These pharmacies will accept your CareCard and charge you the appropriate co-payment when you fill a prescription covered by your plan. To find, out whether a pharmacy participates in our program:

o Ask your retail pharmacist.
o Visit our website at www.medcohealth.com and use our online pharmacy locator.
o Call 1-800-903-6215 and use our automated pharmacy locator.

Ordering new prescriptions or refills

At participating pharmacies:
Step 1:  Show your CareCard at the pharmacy
Step 2: Pay your co-payment (which a representative at the pharmacy will tell you) when you pick up your prescription.

At nonparticipating pharmacies:
Step 1: You must pay the full cost of the prescription if you fill your retail prescription at a nonparticipating pharmacy.
Step 2: Complete a direct reimbursement claim form, and submit it to CareCard within 60 days of purchase:
                               CareCard
                               7 East Lee Street
                               Baltimore, MD 21202
Step 3: You will usually be reimbursed within 21 days from receipt of your claim form. The amount you receive will be based on your plan's reimbursement schedule.

You can order claim forms online at www.medcohealth.com or by calling 1-800-903-6215 24 hours a day, 7 days a week except Thanksgiving and Christmas.

The Medco Health website

To learn how to get the most from your prescription drug benefit plan, visit us online at www.medcohealth.com, where you'll find convenient, timesaving features. For example, through our website, you can:
o Refill, renew, or request new Home Delivery Pharmacy Service prescriptions.
o        Track the status of Home Delivery Pharmacy Service orders.
o Compare pricing and coverage for brand-name and generic drugs-- for both home delivery and retail.
o        Keep track of your prescription history and related expenses.
o        Review your account summary; check and pay balances.
o        Look up your prescription drug benefit plan's specific guidelines.
o        Print Home Delivery Pharmacy Service order forms.
o Request that Home Delivery Pharmacy Service order forms be mailed to you.
o Request claim forms for prescriptions filled at nonparticipating pharmacies.
o        Locate and get directions to a participating retail network pharmacy.
o Choose to receive e-mail notices so that you can stay informed about your prescription orders and new website features.
o Get the necessary information about your prescription medications and your plan's benefits before you visit your doctor.
o Take charge of your health with our health and wellness information, tools, and resources.
o        Shop for thousands of nonprescription drugstore items.

        To help get the most from our website, click on the "Register now" link and have your member ID number (which is on your CareCard) handy. Simply follow the instructions to complete the registration. The next time you visit, you will only need to enter your e-mail address and password.

Participating Pharmacy Chains

                                  Medco Health
                             Broad National Network
                              Participating Chains*

A&P                        Eagle Food Centers                 Kmart
Acme                       Eckerd Drug Stores                 K-VA-T Food Stores
Albertson                  EPIC Pharmacies                    Kerr Drug
Allscripts Healthcare      F & M Pharmacy                     Kessel Food Markets
Solutions                  Familymeds Pharmacy                King Sooper
American Drug Stores       Farm Fresh Pharmacies              Kings Pharmacy
Arbor                      Farmer Jack Supermarket            Kinney Drugs
Arrow                      Finast                             Kroger
Aurora Pharmacy            Food Emporium                      LaFeria Pharmacy
Baker Supermarkets         Food4less                          Leader Drug Stores
Bartell Drug Company       Foodarama                          Longs Drug
Basha's                    Fred Meyer                         Major Value Pharmacy
Bel Air                    Freds Pharmacy                     Network
Bell Pharmacy              Freds Stores of Tennessee          Marc's
Bi-Lo Pharmacy             Freds Xpress Pharmacy              Marsh Drugs
Bi-Mart Corporation        Frys Food & Drug                   Martin's
Big B                      Furrs Pharmacy                     Mays Drug Stores
Big Bear                   Genovese Drug Stores               Mays Drug Warehouse
Brooks Pharmacy            Gerbes                             Medic Drug
Brooks-Maxi Drug           Giant                              Medicap Pharmacy
Brookshire                 Giant Eagle Markets                Meijer
Brookshire Brothers        Giant Pharmacy                     MGI
Bruno's Supermarket        Good Neighbor Pharmacies!          Minyard Food Stores
Canival Food Stores        PlusCare                           Mr. Zs Pharmacy
CareMax                    Goodings.                          NCS Healthcare
Carrs                      Haggen Food & Pharmacy             Neighborcare Pharmacies
City Market                Hannaford Food & Drug              Neighborhood Market
Compumed                   Happy Harry's Discount             NobHilI
Cost Cutters               Drugs                              Oncology Pharmacy Services
Costco Pharmacies          Harris Teeter Pharmacy             Osco Drug
CVS                        Hart Drug Store                    Owens
Dillon                     HealthMart                         P & C Food Markets
Discount Drug Mart         HEB Pharmacy                       Pamida Pharmacy
Domincks                   Hi-School Pharmacy                 Pathmark Pharmacy
Drug Emporium              Hilander                           Pavilions
Drug Fair                  Homeland Pharmacy                  Pay Less Supermarkets
Drug Town Pharmacies       Horizon Pharmacies                 Phar-Mor
Drug Warehouse             Hy-Vee Pharmacies                  PharMerica
Drugs for Less Pharmacy    Ike's Pharmacy                     Pharmhouse
Duane Reade                Jitney Jungle                      Price Chopper Pharmacy

Procare                    Tom Thumb
Publix Super Markets       TOP Food & Drug
Quality Markets            Tops Markets
Raley                      United Drugs
Raleys of New Mexico       United Pharmacy
Ralphs                     USA Drug
Randalls                   ValuRite
Rite Aid Corporation       VIX Pharmacy
Riverside Pharmacy         Vons
Rx Place                   Wal*Mart Pharmacy
RxPride                    Waldbaums
Sack N Save Food Stores    Walgreen Company
Safeway                    Wegmans Food Markets
Sainsbury                  Weis Pharmacy
Sam's Club Pharmacy        White Drug
Sav-A-Center               Winn-Dixie
Sav-On Drug                Xpect
Sav-On Pharmacy
Sav-Rite
Save Mart Supermarkets
Schnuck Markets
Scots Lo-Cost Pharmacy
Seaway Foodtown
Seesels
Shaw's
Shop n Save Food & Drug
Shop-Rite
Shopko Stores
Smiths Food & Drug
Snyder
SoLo Pharmacy
Star Pharmacy
Stop & Shop Pharmacy
Super 1
Super D
Super Food Mart
Super Fresh
Super G Pharmacy
Target
The Medicine Shop
Thrifty Nystrom Drug
Thrifty White Drug

*with 25 or more stores                                  September 5, 2001

How to reach us

On the Internet

You can reach us at www.medcohealth.com. Visit our website anytime to:
o  Order and track the status of your home delivery prescriptions.
o  Check prescription coverage and pricing.
o  Request Home Delivery Pharmacy Service order forms.
o  Locate a participating retail network pharmacy.
o  Request claim forms for prescriptions filled at nonparticipating pharmacies.
o  Discover a world of health information and much more (see page 8).

Important telephone numbers
You can reach us at the numbers below. Most services listed are available 24 hours a day, 7 days a week except Thanksgiving and Christmas.

To refill a Home Delivery Pharmacy Service prescription using our automated system: Call 1 800 4REFILL (1 800 473-3455).

To contact Medco Health to:
o  Request Home Delivery Pharmacy Service order forms.
o  Find a participating retail network pharmacy.
o  Request claim forms for prescriptions filled at nonparticipating pharmacies.
o  Speak with a Member Services representative.
o  Speak with a registered pharmacist at any time. Call 1 800 903-6215.

To receive instructions about how your doctor can fax your prescription to our Home Delivery Pharmacy Service:
Have your doctor call 1 888 EASYRX1 (1 888 327-9791).
To arrange credit card payment for all your Home Delivery Pharmacy Service orders: Call 1 800 948-8779.

To access TTY service for hearing-impaired members: Call 1 800 759-1089.
To request Braille labels for Home Delivery Pharmacy Service prescriptions:

Call 1 800 903-6215.
www.medcohealth.com

Medco Health is a subsidiary of
Merck & Co., Inc.
Preferred Prescriptions, Rx Selections, and
Medco Health home Delivery Pharmacy Service are
Trademarks of Medco Health
(C)2001 Medco Health.  All rights reserved.
FORM #BRLG192 (10/02)

PLAN A03:                   GENESIS HEALTHCARE CORPORATION
---------                   ------------------------------
COVERED DRUGS:
-------------
The following are covered benefits unless listed as an exclusion below
    o Federal Legend Drugs
    o State Restricted Drugs
    o Compounded Medications of which at least one ingredient is a legend drug
    o Insulin
    o Needles and Syringes
    o OTC Diabetic Supplies
    o Legend Smoking Deterrents
    o Immunosuppressants
    o Allergy Sera
    o Imitrex
    o Tretinoin (Retin-A) through age 34
    o Accutane
    o Oral, Trans-Dermal, Intra-Vaginal Contraceptives covered up to a 3 months supply with one copay
    o Injectable Contraceptives
    o Legend Contraceptive Devices
    o Legend Vitamins
    o Methylphenidate (e.g. Ritalin)
    o Sodium Chloride for Inhalation
    o Inhaler Assisted Devices

QUANTITY PER COPAY:
-------------------
    o Drugs to treat Impotency for males only age 18 and over, limited to 34 days or 6 units whichever is less per claim.

EXCLUSIONS:
-----------
The following are excluded from coverage unless specifically listed as a benefit under "Covered Drugs".
    o Non-Federal Legend Drugs
    o Contraceptive jellies, creams, foams, or implants
    o Tretinoin (Retin-A) age 35 and over
    o Therapeutic devices or appliances
    o Drugs whose sole purpose is to promote or stimulate hair growth (Rogaine, Propecia) or for cosmetic purposes only (i.e. Renova, Vaniqa, Tri-Luma, Botox Cosmetic, Solage, Avage).
    o Immunization agents and vaccines
    o Biologicals, blood or blood plasma
    o Drugs labeled "Caution-limited by Federal law to investigational use", or experimental drugs, even though a charge is made to the individual.
    o Medication for which the cost is recoverable under any Workers' Compensation or Occupational Disease Law or any State or Governmental Agency, or medication furnished by any other Drug or Medical Service for which no charge is made to the member.
    o Medication which is to be taken by or administered to an individual, in whole or in part, while he or she is a patient in a licensed hospital, rest home, sanitarium, extended care facility, skilled nursing facility, convalescent hospital, nursing home or similar institution which operates on its premises or allows to be operated on its premises, a facility for dispensing pharmaceuticals.
    o Any prescription refilled in excess of the number of refills specified by the physician, or any refill dispensed after one year from the physician's original order.
    o Charges for the administration or injection of any drug.

DISPENSING LIMITS:
------------------
    o The amount of drug which is to be dispensed per prescription or refill will be in quantities prescribed up to a 34 day supply.

                                   Appendix II
                              PROGRAM PRICING TERMS

Genesis HealthCare Corporation will pay NeighborCare for pharmacy benefit services provided under the Program as follows:

1. Retail and Mail Order Pharmacy Program Claims: Genesis HealthCare will pay NeighborCare for Covered drugs dispensed by Participating Pharmacies or submitted directly by Eligible Persons under the Retail Pharmacy Program in an amount equal to the lowest of (i) the pharmacy's usual and customary price, as submitted ("U&C"), (ii) the maximum allowable cost where applicable, plus the dispensing fee set forth below, or (iii) an average annual AWP discount of XXXXX plus the dispensing fee set forth below. Payment by Genesis HealthCare is subject to the applicable Copayment/Coinsurance amount set forth below:

    a. Retail Dispensing Fee for Brand, Multisource, and Generic drugs- the dispensing fee per prescription or authorized refill will be $XXXXX.
    b. Mail Order Dispensing Fee for Brand, Multisource, and Generic drugs - the dispensing fee per prescription or authorized refill will be $XXXXX.

2. Administrative Fees: Genesis HealthCare will pay NeighborCare for additional administrative services as follows:

    a. $XXXXX per claim for each transaction at retail or mail for the following administrative services (i) eligibility processing, maintenance and member service, (ii) claim adjudication at mail order and retail network pharmacies according to designated plan design for covered drugs, (iii) routine member communication materials;
    b. $1.00 for direct member reimbursement of paper claims for eligible members for covered drugs;
    c.  customization of communication materials quoted upon request;
    d.  $0.35 per card for extra identification cards after initial enrollment;
    e.  Postage per agreement for any special mailings/shipments.

                                  Appendix III

Dear Genesis Health Ventures Employee:

As a member of the GHC Blue Cross PPO Medical Plan, the Blue Cross Blue Shield Keystone /1st Priority HMO, or Blue Cross Blue Shield of Vermont HMO, your prescription benefit is administered and managed by CareCard, a Division of NeighborCare(R) Professional Pharmacies(R). NeighborCare(R) is a subsidiary of Genesis Health Ventures.

NeighborCare contracts with Medco Health to provide retail pharmacy and home delivery benefits.

                  CareCard Customer Service can be reached at:

                          (410) 385-4355 Shay Brandford

                                       or

                           (410) 347-9264 Nikki Carey

                               Fax (410) 685-4153

                          9am - 5pm Monday thru Friday

This program features the Medco Health formulary which encourages the use of generic drugs and certain brand name drugs. You pay a different co-pay depending on whether you receive a generic drug, a brand-name drug on the formulary, or a non-formulary drug. Always remember to talk to your doctor about using formulary drugs that can save you money. You and your doctor should check the Medco Health formulary before you receive a prescription. An updated copy of the formulary is available at www.medcohealth.com.

NeighborCare prescription benefits for the year 2003 are referenced on the back of this letter.

Prior to enrolling, you may call Medco Health Member Services with questions regarding the benefit at (800) 903-6215.

                                                    *More information on back

    Genesis HealthCare Corporation(SM) Employee Prescription Program for 2003

-------------------------------------------------------------------------------------------------------------
                                                 Eligibility
-------------------------------------------------------------------------------------------------------------
Eligible employees who have elected one of the following GHV Medical Plans:
         Blue Cross PPO Medical Plan
         Blue Cross Blue Shield Keystone / 1st Priority HMO
         Blue Cross Blue Shield of Vermont HMO

-------------------------------------------------------------------------------------------------------------
                                       Pharmacy Network and Co-payments
-------------------------------------------------------------------------------------------------------------
                                                  Brand prescriptions with no
                                                     generic available
                                                    or when your doctor
                                                        certifies               Brand prescriptions with
                                     Generic     "Brand Medically Necessary"             generic
                                  prescriptions   as written on prescription             available
-------------------------------- -------------- ----------------------------- -------------------------------
o NeighborCare(R)
  Professional Pharmacies(R), or     $15         $30 Preferred Formulary       $30 Preferred Formulary Brand
                                                 Brand

o Medco Health's
  Network Pharmacies                             $45 Non-Formulary Brand       $45 Non-Formulary Brand Plus
  (Call Medco Health for .a                                                    the difference in cost
  listing at 801-903-6215)                                                     between generic and brand as
                                                                               determined at time of
                                                                               processing.
-------------------------------- -------------- ----------------------------- -------------------------------
      Medco Health                   $15         $30 Preferred Formulary       $30 Preferred Formulary Brand
      Home Delivery                              Brand
   Pharmacy Service(TM)
                                                 $45 Non-Formulary Brand       $45 Non-Formulary Brand Plus
                                                                               the difference in cost
                                                                               between generic and brand as
                                                                               determined at time of
                                                                               processing.
-------------------------------- ----------------------------------------------------------------------------
Non participating pharmacies       Requires payment in full and reimbursement will be
                                   determined based on Medco Health's network reimbursement for the claim less the applicable co-payment. Claims must be
                                   submitted within 60 days of purchase. Claim forms may be
                                   obtained by calling (800) 903-6215.

                                              Claim forms must be submitted to:
                                                        CareCard
                                                    7 East Lee Street
                                                   Baltimore, MD 21202
-------------------------------------------------------------------------------------------------------------
                                              Day Supply Limits
-------------------------------------------------------------------------------------------------------------
Up to 34-day supply for all medications at retail pharmacies.

Home delivery prescriptions may be dispensed up to a maximum 90 day-day supply for 1 co-payment. The quantity dispensed is limited to the amount prescribed by physician.

3 month supply of oral contraceptives (birth control) per co-payment.
-------------------------------------------------------------------------------------------------------------
                       Covered medications include, but are not necessarily limited to:
-------------------------------------------------------------------------------------------------------------
All Federal legend drugs                             Immunosuppressants
Compounds with at least 1 legend drug                Allergy Sera
Insulin                                              Imitrex
Insulin needles and syringes                         Tretinoin (Retin A) - through age 34
Diabetic supplies, test strips and meters            Medications for treatment of infertility up to a
Legend smoking deterrents                            lifetime maximum of $2,000
Oral contraceptives                                  Accutane
Legend contraceptive devices                         Injectable contraceptives (ex: Depro Provera)
---------------------------------------------------- --------------------------------------------------------
                           Exclusions include, but are not necessarily limited to:
-------------------------------------------------------------------------------------------------------------
Andrexiants (diet pills)                             Drugs for hair growth or cosmetic purposes (ex:
Erectile Dysfunction (i.e. Viagra)                   Propecia, Renova)
Vaccines (covered by Medical Plan)                   Biologicals, blood or blood plasma
Therapeutic devices or appliances                    Investigational or experimental drugs
                                                     Over-the-counter products
-------------------------------------------------------------------------------------------------------------